UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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HARRIS ASSOCIATES INVESTMENT TRUST
(Name of Registrant as Specified In Its Charter)

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Oakmark — Proposal 3D Focus - Call Flow

Hello, I am trying to reach < SH Full Name >. Is he/she available?
If yes, confirm SH identity
Who's Calling? (prior to confirming SH)
My name is < First Name, Last name > and I am calling on a recorded line regarding your investment in the < Oakmark Specific Fund Name >.
< Use Alternate Scripting if appropriate >
The shareholder meeting has been adjourned twice as the vote requirements have not been met for certain proposals. I'm seeking your vote on proposal 3D specifically. The Board is recommending a vote in favor of that proposal, and as of June 22, 45% of votes cast by shareholders have been voted in favor of that proposal. We are seeking a 50% approval rate. Would you like to vote along with the recommendation of the Board on proposal 3D?
My name is < First name, Last name > and I'm calling on a recorded line regarding the upcoming shareholder meeting for Oakmark Funds. Is < SH Full Name > available?
If yes
If no
If yes / If vote direction is given
If No / SH Declines to Vote
Is there a better time to reach them?
Thank you. I am recording a For vote on 3D. Would you like to cast an abstain vote on the other proposals?
< Use Appropriate Rebuttal followed by> Would you like to vote along with the recommendations of the Board?
If Households for same SH:
I see you have additional investments with Oakmark Funds. Would you like to vote the same way on those investments?
Vote direction is given
SH Declines to Vote after rebuttals
Thank you. I am recording a < For / Against / Abstain > vote on your Oakmark investment(s) and will send a printed confirmation <for each> to < Registration Street address >.
For confirmation purposes, may I have your city, state and zip code?
< note: if SH declines, we can accept vote with correct zip or city >
< If appropriate >
We can be reached at 1-866-612-1831 and are available weekdays between 9am and 11pm EST and between noon and 6pm EST on Saturday.
Thank you for your time. Have a great < day / evening >.
For BEN CFS Shareholders Only:
Thank you. When you receive the confirmation, please feel free to call us at 1-866-962-7225 if you have any concerns about your telephone vote.
Thank you for your time and your vote. Have a great < day / evening >.
If Households for additional SHs:
Thank you. I see that < Other SH Name > also holds this investment. May I speak to them?
If yes
If no

Revised 6/22/2016

Oakmark Funds — Msg. Call Flow

Good <morning/afternoon/evening>, this message is for <RPC First Name, Last Name>.

We’re calling you today with an important message about the Oakmark funds.

We would like to hear back from you today regarding this important matter.

Call now to speak with us at, 1-866-612-1831, or weekdays, from 9 AM to 11 PM EST, and Saturday from 12 noon to 6PM EST.

Also, if we are not able to reach <RPC First Name, Last Name> at this number, we would appreciate a callback to let us know.

Again, our number is 1-866-612-1831.

Thank you and have a nice day.

Oakmark Q&A — Proposal 3D Focus

1.              What is this proposal?

The Current Declaration of Trust is silent about whether a shareholder can be deemed to be a third party beneficiary of a contract entered into by the Trust.  The Amended Declaration of Trust clarifies and confirms that ownership of shares does not make shareholders third party beneficiaries of any contract entered into by the Trust (unless the contract expressly provides for such status).

This new provision is consistent with existing practices common in the mutual fund industry and is designed to avoid the time, expense, distraction and other damage that can be caused to the Trust or its shareholders as a result of a frivolous shareholder demand that a shareholder may make if the Amended Declaration of Trust is not adopted. It also is intended to reduce the unintended risk to a party with which the Trust contracts that a Trust shareholder may assert a frivolous or unforeseen claim under a contract with the Trust.

2.              What is a third party beneficiary?

In general, a person may assert a claim under a contract (e.g., for breach of the contract) only if he or she is a party to the contract in question. In limited cases, a person who is not a party to a contract may nonetheless assert a claim under that contract on the basis that the non-party is a “third party beneficiary” of the contract. In most cases, a person is accorded rights of a third party beneficiary under a contract only if the contract expressly confers those rights. However, under certain limited circumstances, courts may imply such third party beneficiary rights and permit a person to assert a claim under a contract to which the person is neither a party nor expressly granted third party beneficiary status.

3.              Does this change my rights as a shareholder?

Adoption of the Amended Declaration of Trust will not remove any of the protections afforded to you, as a shareholder, under federal law, including voting rights, or alter in any way the Trustees’ existing fiduciary obligations to act with due care and in your best interest.

4.              Does this change the way that my fund is managed or invested?

The Amended Declaration of Trust will not change the investment objective or investment strategies of the Funds; the Funds will be managed by the same personnel and in accordance with the same investment strategies and techniques currently being employed.

Tuesday, June 21, 2016